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                                                                   Exhibit 3.25


                      ARTICLES OF AMENDMENT AND RESTATEMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                              COURTLAND-CAIN, INC.

To the Secretary of State:

      Pursuant to the provisions of the Georgia Business Corporation Code,
Section 14-2-1006, the undersigned corporation hereby amends and restates its Articles of Incorporation, and for that purpose, submits the following statement:

      (1)  The name of the corporation is: Courtland-Cain, Inc.

      (2) The articles of incorporation are amended and restated in their entirety as follows:

                FIRST:  The name of the corporation is Courtland-Cain, Inc.

                SECOND: The number of shares the corporation is authorized to issue is 1,000 shares of Common Stock, with no par value per share.

                THIRD: The street address of the registered office of the corporation is 1201 Peachtree Street, NE, Atlanta, Fulton County, Georgia 30361, and the registered agent at the above listed address is C T Corporation System.

                FOURTH: The mailing address of the principal office of the corporation is 6670 C. Corners Industrial Court, Norcross, Georgia 30092.

                FIFTH:  The duration of the corporation is perpetual.

                SIXTH: The purpose of the corporation is to engage in all businesses as may be approved by the corporation's Board of Directors and permitted by the laws of the state of Georgia.


      (3) The manner of implementation of any exchange, reclassification, or cancellation of issued shares is as follows: Upon the effectiveness of this amendment, the 91,000 shares of Common Stock, par value $1.00 per share (the "Old Stock"), of the corporation that are issued and outstanding shall be converted into 1,000 issued shares of Common Stock, no par value per share, of the corporation (the "New Stock"), on the basis of one share of New Stock for each 91 shares of Old Stock. Upon the effectiveness of this amendment, holders of issued shares of

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           the Old Stock, upon surrendering certificates evidencing the issued shares of Old Stock for cancellation, shall be entitled to receive certificates for shares of the New Stock on the basis set forth above.

      (4) The amendment was duly adopted on September 25, 1998 by the shareholders in accordance with the provisions of Code Section 14-2-1003.

      (5) If the amendment is not to be effective when these articles are filed by the Secretary of State, the date it will be effective is October 1, 1998.

           The corporation certifies that a notice of Intent to file Articles of Amendment to change name of corporation and a publishing fee of $40.00 have been mailed or delivered to an authorized newspaper, as required by law.


                                    Courtland-Cain, Inc.

                                        /s/ Mark D. Director
                                    -------------------------------------------
                                    Mark D. Director, Vice President


Dated:   September 25, 1998